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                                                                    Exhibit 10-3



June 4, 1998

Mr. J. Randall MacDonald
[Address]
[Address]

Dear Randy:

I am pleased to offer you this employment agreement (the "Agreement") with GTE Service Corporation ("Service Corp.") which will provide for employment stability for you and long-term wealth-creation opportunity for you and your family. In return, Service Corp. can expect your continued leadership for the foreseeable future as well as your value-added advice and counsel on the broad array of issues and challenges facing GTE today and in the future.

PURPOSE - Service Corp. enters into this Agreement with you because the rapidly-changing and increasingly competitive global telecommunications market, which has resulted from the Telecommunications Act of 1996, has required and will require GTE to make critical strategic, marketing, and technical decisions. These decisions by GTE will be based, in whole or in part, on confidential analyses of the evolving telecommunications market, confidential assessments of the technical capabilities and strategic plans of GTE and Competing Businesses (as defined below) and confidential or proprietary information regarding GTE's technology, resources, and business opportunities or other confidential or proprietary information relating to GTE's business. Service Corp. seeks by this Agreement to ensure that you remain a part of the management team that plays a central role in this decision-making process.

In consideration for your entering into this Agreement, including the restrictions on the disclosure and use of confidential or proprietary information and the limitations on your working for a Competing Business for the Designated Period (as defined below), Service Corp. is providing you the security of a fixed-term agreement, restricted stock units, additional stock options, and other benefits.

GENERAL - Under this Agreement, you will continue as a Senior Executive of Service Corp. at a grade level no less than level 24 or its equivalent. During the term of this Agreement, you will continue to receive the same benefits as other Service Corp. executives at your grade level (except that you will not receive involuntary


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Mr. J. Randall MacDonald
June 4, 1998
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separation program ("ISEP") or other separation and severance benefits). In addition, the terms of your employment will be governed by the following:

TERM - The term of this Agreement will be from June 4, 1998, through June 3, 2001; provided that unless Service Corp. gives you written notice to the contrary before the earlier of a Change in Control (as defined in your Executive Severance Agreement ("ESA")) or March 6, 2001 (a "Non-Renewal Notice"), the term of this Agreement will automatically be extended through June 3, 2003. Whenever this Agreement refers to the term of the Agreement, it refers to the term then in effect (either the initial 3-year term or, if Service Corp. does not give you a Non-Renewal Notice, the extended 5-year term). Whenever this Agreement refers to the "Expiration Date," it refers to June 3, 2003, except that if Service Corp. gives you a Non-Renewal Notice, "Expiration Date" refers to June 3, 2001.

LOCATION - During the term of this Agreement, you will perform services for Service Corp. at your current location, at Service Corp.'s headquarters, or at any other location designated by Service Corp. as necessary or appropriate for the discharge of your responsibilities under this Agreement; provided that in the event of any change in your principal work location, you will be eligible for relocation assistance under the terms of any Service Corp. relocation policy then applicable to other Service Corp. executives at your grade level.

BASE SALARY - During the term of this Agreement, your annual base salary will not be less than $364,000 per year; provided that if you are granted a merit increase in your base salary, your base salary will not thereafter be reduced below that increased level during the term of this Agreement.

EIP AND LTIP - During the term of this Agreement, on an annual basis, Service Corp. will provide you the opportunity to earn an annual bonus in accordance with the terms and conditions of the Executive Incentive Plan or any successor plan ("EIP") and an annual grant of a long-term cash incentive award in accordance with the terms and conditions of the Long-Term Incentive Plan or any successor plan ("LTIP"), in each case at a level commensurate with the opportunity offered to other Service Corp. executives at your grade level. In addition, on an annual basis, Service Corp. will provide you a stock option grant, in accordance with the terms and conditions of the LTIP, at a level commensurate with the opportunity offered to other Service Corp. executives at your grade level.

ONE-TIME OPTION GRANT - On June 4, 1998, the Executive Compensation and Organizational Structure Committee (the "ECC") approved the grant to you of an option to purchase 93,000 shares of GTE Corporation common stock at market value on the date of grant, subject to the terms of the option award agreement and


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Mr. J. Randall MacDonald
June 4, 1998
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conditional upon your signing this Agreement. The option will vest in accordance with the following provisions: 50% of the option will vest when the price of a share of GTE common stock (the "Stock Price") reaches $85, and 100% of the option will vest when the Stock Price reaches $95. For this purpose, the Stock Price will be deemed to have reached a specified price upon the 20th consecutive trading day on the New York Stock Exchange on which GTE common stock has closed at a price of at least the specified price. The option also will vest, without regard to the Stock Price, at the rate of 10% per year of employment for each of the first four continuous years of employment following June 4, 1998, and the remaining 60% of the option will vest after you complete five continuous years of employment following June 4, 1998. In addition, 100% of the option will vest, without regard to the Stock Price, on June 3, 2002, if Service Corp. gives you a Non-Renewal Notice, and such option will thereupon be exercisable for a period of at least 90 days. Regardless of whether it is vested, however, the option is subject to rescission by GTE, as explained below under "Rescission."

ONE-TIME RESTRICTED STOCK UNIT GRANT - On June 4, 1998, the ECC approved the grant to you of 11,687 restricted GTE Corporation stock units ("RSUs"), conditional upon your signing this Agreement. These RSUs vest and become payable in accordance with the vesting and exercisability provisions that apply to the stock option grant described in the preceding Section ("One-Time Option Grant"), subject to the terms of the RSU award agreement. The RSUs will be credited with dividend equivalents. As the RSUs vest, you will be eligible to receive both the RSUs and the related dividend equivalents or, subject to applicable deferral regulations, you may elect to defer receipt of the vested RSUs and the related dividend equivalents. Except as provided below, vested RSUs will not be forfeited. Details will be provided in your RSU award agreement. Regardless of whether they are vested, however, the RSUs are subject to rescission by GTE, as explained below under "Rescission".

RETIREMENT -

ADDITIONAL PENSION AND BENEFIT CREDIT - If you remain employed by Service Corp. until the Expiration Date:

(i) You will be credited with an extra year of service for each year for which you actually worked for GTE during the term of this Agreement for purposes of determining (x) your pension benefits, (y) your right to pension, post-retirement medical, and Executive Retirement Life Insurance Plan ("ERLIP") benefits, and (z) whether you are a retiree for purposes of determining the exercisability of stock options and the payment of RSUs; and


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Mr. J. Randall MacDonald
June 4, 1998
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(ii)     Your pension benefits will not be less than those determined in accordance with paragraph (i), above, and in accordance with the provisions of Service Corp.'s pension plan as in effect on the date of this Agreement. Your service before June 4, 1998, and after the Expiration Date, however, will be credited in accordance with the applicable plan provisions and will not be affected by the preceding provisions of this Section ("Additional Pension and Benefit Credit").

If your employment terminates before June 3, 2003, by reason of involuntary termination for Cause (as defined below) or by reason of your voluntary termination of employment without Good Reason (as defined below), you will not receive any service credit pursuant to the provisions of this Section ("Additional Pension and Benefit Credit").

If your employment terminates before June 3, 2003, by reason of your death or disability, as defined by Service Corp.'s long-term disability plan as in effect on the date of this Agreement ("Disability"), you will be credited with an extra year of service for each year for which you actually worked for Service Corp. during the term of this Agreement for purposes of determining your pension benefits, but you will not be entitled to any other benefits under the preceding provisions of this Section ("Additional Pension and Benefit Credit"); provided that if you are Disabled, you will be eligible to receive any additional Service Corp. benefits that you may be entitled to receive under Service Corp.'s benefit plans by reason of your Disability.

Notwithstanding the preceding provisions of this Section ("Additional Pension and Benefit Credit"), if you have a Qualifying Termination following a Change in Control (as those terms are defined in your ESA), you will be entitled to the service credit provided by the preceding provisions of this Section as though your employment continued until June 3, 2003. The service credit provided in accordance with this paragraph will be in lieu of the additional 2 years of service credit that otherwise would be provided under your ESA; however, the other provisions of your ESA will not be adversely affected by this Agreement.

The benefits prescribed by the preceding provisions of this Section ("Additional Pension and Benefit Credit") will be paid out of Service Corp.'s funded plans, out of Service Corp.'s general assets, or both, at Service Corp.'s discretion. Any pension benefits provided pursuant to the preceding provisions of this Section will be subject to actuarial reduction in accordance with the applicable provisions of Service Corp.'s pension plans, and will be offset by the actuarial equivalent of any pension benefits to which you are otherwise entitled under Service Corp.'s pension plans.


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Mr. J. Randall MacDonald
June 4, 1998
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ELECTION - You may elect to decline to receive all of the benefits provided pursuant to the provisions of the immediately preceding Section ("Additional Pension and Benefit Credit") and to receive, in lieu of all such benefits, an option to purchase 69,750 shares of GTE Corporation common stock at market value on June 4, 1998, subject to the terms and conditions of the option award agreement, which will be identical with the terms and conditions applicable to the option described above under "One-Time Option Grant," including the provisions described below under "Rescission." Any election that you make pursuant to this Section ("Election") must be made by signing your name on the designated Signature Line at the end of this Agreement at the same time that you accept the terms of this Agreement. If you make such an election, your election will be irrevocable. If you do not make an affirmative and timely election pursuant to this Section, you will be eligible to receive benefits pursuant to the provisions of the immediately preceding Section, and you will not receive the stock option described in this Section.

TERMINATION PROVISIONS -

o CHANGE IN CONTROL - Your ESA will be amended to provide for a full gross-up payment to cover any excise taxes you may owe after a Change in Control (as defined in your ESA); provided that the gross-up provision will be subject to rescission by GTE, as explained below under "Rescission." Upon the occurrence of a Change in Control, your then-outstanding RSUs and stock options will immediately vest, but will remain payable or exercisable, as the case may be, in accordance with their generally applicable terms. However, upon the occurrence of a Qualifying Termination (as defined in your ESA) following a Change in Control, your then-outstanding RSUs and stock options will immediately become payable or exercisable, as the case may be, for a period of at least 2 years, and you will receive service credit in accordance with the Section captioned "Additional Pension and Benefit Credit," in lieu of the 2 additional years of service credit that otherwise would be provided under your ESA. Although you will not be entitled to any additional payments, benefits, or grants under this Agreement following the Qualifying Termination, you also will receive any other benefits to which you are entitled under your ESA.

         If you incur a Qualifying Termination after a Change in Control (as those terms are defined in your ESA), except as provided above, your entitlement to benefits will be determined solely by your ESA and any relevant GTE compensation and benefit plans and award agreements. If the preceding provisions of this Section ("Change in Control") apply, you will not be entitled to payments or benefits under the following Sections that address termination of employment under other circumstances.


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Mr. J. Randall MacDonald
June 4, 1998
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o        VOLUNTARY TERMINATION BY YOU - You may terminate your employment under this Agreement at any time by giving the Chief Executive Officer of GTE Corporation ("CEO") written notice of intent to terminate, delivered at least 30 calendar days before the effective date of such termination (such period not to include vacation). The termination will automatically become effective upon the expiration of the 30-day notice period. Upon the effective date of such termination, your base salary and any other Service Corp. benefits will cease to accrue, you will forfeit all unvested stock options and unvested RSUs, and Service Corp. will have no further obligations under this Agreement. A termination of employment in accordance with this paragraph will be deemed a "Voluntary Termination."

o TERMINATION DUE TO DEATH OR DISABILITY - Except as provided above under "Additional Pension and Benefit Credit," if you die or become Disabled during the term of this Agreement, your base salary and any other GTE benefits will cease to accrue, and Service Corp. will pay you or your beneficiary, as appropriate, all benefits to which you or your beneficiary has a right pursuant to Service Corp.'s compensation and benefit plans.

o INVOLUNTARY TERMINATION BY SERVICE CORP. - Service Corp. may terminate your employment under this Agreement at any time, for any reason. However, if Service Corp. terminates your employment for any reason other than death, Disability, or Cause (as defined below), such termination will be deemed an Involuntary Termination by Service Corp. If Service Corp. gives you a Non-Renewal Notice without Cause, an Involuntary Termination will be deemed to occur under this Agreement on June 3, 2001.

         In the event of an Involuntary Termination, you will be entitled to continue to receive all payments, benefits, and grants due you under this Agreement (but excluding all perquisites, e.g., club memberships, credit cards, first class air travel, and car service (which will cease)) until (i) June 3, 2002, if the Involuntary Termination occurs on or before June 3, 2001, or (ii) June 3, 2003, if the Involuntary Termination occurs after June 3, 2001 (such date hereinafter referred to as the "Termination Date"), as and when such payments, benefits, and grants would have been provided if your employment under this Agreement had not been terminated; provided that if you are involuntarily terminated on or after June 4, 2002, and before June 3, 2003, you will receive a continuation of all payments, benefits, and grants until June 3, 2003, in accordance with the preceding provisions of this paragraph and a continuation of your base salary (with no other payments,



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Mr. J. Randall MacDonald
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         benefits, or grants) from June 4, 2003, until the first anniversary of the date your employment terminates.

         In lieu of any stock options that otherwise would have been granted to you after your termination of employment, Service Corp. will grant you phantom stock options (that is, stock appreciation rights payable in cash) with respect to the same number of shares that would have been covered by the options that otherwise would have been granted to you. Such phantom stock options will be subject to the terms and conditions that apply to annual stock options then being granted to other Service Corp. executives at your grade level under LTIP, except that (a) the phantom stock options will vest on the Termination Date, and (b) you will have a period of at least 90 days to exercise the phantom stock options following the Termination Date. Similarly, following your Involuntary Termination, all of your then-outstanding stock options and RSUs will continue to be subject to the applicable vesting schedules then in effect, except that such options and RSUs will vest on the Termination Date and you will have a period of at least 90 days to exercise the stock options following the Termination Date.

         Notwithstanding the foregoing, the value of your then-outstanding and future performance-bonus awards (that is, the cash bonus awards under LTIP) will be equal to 75% of target for your grade level for each award cycle (but not more than the actual corporate rating for the award cycle) multiplied by the percentage of that award cycle that occurs on or before the Termination Date; provided that, for purposes of this sentence, any target award that has not yet been established at the time your employment terminates will be deemed to be equal to the target award established at the time of payment for each award cycle for other Service Corp. executives at your grade level (as your grade level was established immediately before your employment terminated). In addition, the value of any future payments under EIP will be equal to 115% of norm at your grade level for each year (but not more than the actual corporate rating for the year) multiplied by the percentage of that year that occurs on or before the Termination Date. The amounts determined pursuant to the two preceding sentences will be paid to you in accordance with the provisions of LTIP and EIP that apply from time to time to other Service Corp. executives at your grade level.

         Notwithstanding the foregoing provisions of this Section ("Involuntary Termination by Service Corp."), all cash compensation (e.g., base salary and annual and long-term cash bonus awards) otherwise payable to you following the termination of your employment will be reduced by any cash compensation (e.g., hiring bonus, base salary, or annual or long-term cash

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Mr. J. Randall MacDonald
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         bonus award) that you earn or become entitled to that is attributable to the same period of time as a result of your subsequent employment or self-employment (disregarding for this purpose any pension benefits to which you are entitled under this Section).

         For as long as Service Corp. has obligations to you under this Section ("Involuntary Termination by Service Corp."), you will keep Service Corp. informed regarding the terms and condition of any subsequent employment and the corresponding compensation and benefits earned from such employment, and you will provide or cause to provide to Service Corp., in writing, correct, complete, and timely information concerning the same.

o TERMINATION FOR GOOD REASON - You may terminate your employment under this Agreement for Good Reason by giving the CEO 30 calendar days' written notice of such intent to terminate which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Section ("Termination For Good Reason"), "Good Reason" means a material breach by Service Corp. of the terms and conditions of this Agreement.

         Notwithstanding the foregoing, Service Corp. will have 15 calendar days from its receipt of such notice to cure the action specified in the notice. In the event of a cure by Service Corp. within the 15-day period, the action in question will not constitute Good Reason.

         Except as provided in the preceding paragraph, upon the lapse of the 30 calendar days' notice period, the Good Reason termination will take effect, and your obligation to serve Service Corp., and Service Corp.'s obligation to employ you, under the terms of this Agreement, will terminate simultaneously, and you will be deemed to have incurred an Involuntary Termination, with the consequences described above under "Involuntary Termination by Service Corp."

         If you do not fulfill the notice and explanation requirements imposed by this Section ("Termination For Good Reason"), the resulting termination of employment will be deemed a Voluntary Termination. In addition, if Service Corp. does not give you a Non-Renewal Notice, and you decline to remain employed by Service Corp. until June 3, 2003, without Good Reason, the resulting termination of employment will be deemed a Voluntary Termination.

o TERMINATION FOR CAUSE - Nothing in this Agreement prevents Service Corp. from terminating your employment under this Agreement for "Cause."


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Mr. J. Randall MacDonald
June 4, 1998
Page 9

         In the event of your termination for Cause, Service Corp. will pay you your full accrued base salary and accrued vacation time through the date of your termination, and Service Corp. will have no further obligations under this Agreement.

         For purposes of this Section ("Termination For Cause"), "Cause" is defined as a good faith determination by the CEO, after consultation with outside legal counsel, that you have committed an act or omission that is materially contrary to GTE's best interests or that you materially breached any of the terms and conditions of this Agreement.

RESCISSION - If the ECC determines in its sole discretion that (i) consummation of a transaction may be contingent upon the parties' ability to use pooling of interest accounting and (ii) a provision of this Agreement (or the excise tax gross-up provision in your ESA) would preclude the use of pooling of interest accounting, the Committee may, in its sole discretion, eliminate or modify that provision to the extent required to allow pooling of interest accounting. If any grant described above under "One-Time Option Grant," "One-Time Restricted Stock Unit Grant," or "Election" is rescinded pursuant to this Section ("Rescission"), the covenants set forth in paragraphs (b) and (c), below (under "Covenants") will no longer apply to you.

RELEASE - You will not be entitled to any benefits under this Agreement following the termination of your employment unless, at the time you terminate your employment, you execute a release satisfactory to Service Corp. releasing GTE, its affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Agreement, your ESA, or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended).

COVENANTS - In consideration for the benefits and agreements described above, you agree that:

(a) DISCLOSURE AND USE OF INFORMATION - You will not, directly or indirectly, without the prior written consent of GTE, during the term of this Agreement, during the Designated Period (as defined below) and thereafter, use, attempt to use, disclose, or otherwise make known to any person or entity (other than GTE or otherwise as authorized by GTE in the performance of services for GTE) any of the following, in whole or in part:

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Mr. J. Randall MacDonald
June 4, 1998
Page 10

           (i) any and all knowledge, materials, or information of GTE which is not generally made available to the public by GTE relating to, without limitation, its business; properties; accounting; books and records; trade secrets; reports; memoranda; correspondence; business, regulatory, or marketing strategies; salaries; customers; suppliers; know-how; inventions; products; discoveries; processes; or formulae; as well as any other knowledge, materials, or information not generally made available to the public by GTE that you may acquire or may have acquired in the course of your employment with GTE; or

           (ii) any knowledge or information of a confidential or proprietary nature of third parties that you may acquire or may have acquired in the course of your employment with GTE.

Upon termination of your employment with Service Corp. for any reason, and thereafter, if any information specified in paragraph (i) or (ii) (hereinafter collectively referred to as "Information") comes into or is discovered in your possession, you shall immediately return to GTE all tangible and electronic versions, in whole or in part, of such Information.

If you are required to disclose any Information pursuant to applicable laws, regulations, or court order, you will immediately inform GTE thereof and afford GTE the opportunity to limit such disclosure and/or to secure protective orders before making such disclosure.

(b) INTERFERENCE WITH BUSINESS RELATIONS - You will not, without the prior written consent of GTE, directly or indirectly, during your employment by Service Corp. and for the Designated Period (as defined below):

           (i) induce any employee of GTE to engage in any activity that paragraph (c), below, prohibits you from engaging in or to terminate his or her employment with GTE (provided that the foregoing will not prohibit you from providing references for former employees of GTE upon request without using Information);

           (ii) employ, retain, or offer to employ or retain any person who is or was employed by GTE, unless such person has ceased to be employed by GTE for a period of at least 2 years;

           (iii) solicit or induce, or in any manner attempt to solicit or induce, any client, customer or prospect of GTE (1) to cease being, or not to


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Mr. J. Randall MacDonald
June 4, 1998
Page 11

         become a customer of GTE or (2) to divert any business of such customer or prospect from GTE; or

           (iv) otherwise interfere with, disrupt, or attempt to interfere with or disrupt the relationship, contractual or otherwise, between GTE and any of its customers, clients, prospects, suppliers, consultants, or employees.

(c) NONCOMPETITION - Because you will be given access to Information relating to high-level decision-making (discussed above in the Section captioned "Purpose"), which you agree to maintain in confidence and trust for the benefit of GTE and which you will use only for the benefit of GTE, and because the disclosure and/or use of such Information would be inevitable if you are employed by or are associated with a Competing Business (as defined below), you agree as follows:
During your employment with Service Corp. and for the Designated Period (as defined below), except as specifically permitted in writing by the CEO or after a Qualifying Termination following a Change in Control (as those terms are defined in your ESA), you will not, directly or indirectly, engage in or provide services as a partner, officer, director, trustee, proprietor, manager, supervisor, executive, employee, paid or voluntary consultant, independent contractor, agent or associate, shareholder of or member in, or participate, in the ownership, management, operation or control of any Competing Business.

           (i) The "Designated Period" means the period beginning on the date your employment with Service Corp. terminates, and ending the earlier of (1) June 3, 2003, or (2) the second anniversary of the date your employment with Service Corp. terminates; provided that the Designated Period shall not end as long as Service Corp. has any obligation under this Agreement to pay you salary or salary continuation, except for any obligation that Service Corp. might have to pay you deferred compensation.

           (ii) A "Competing Business" is defined as the following entities and their affiliates, subsidiaries, related entities, lines of business and corporate successors and all business enterprises, including joint ventures, in which any of them is a partner or has an ownership interest: MCI Communications Corporation, Sprint Corporation, AT&T Corp., WorldCom, Inc., LCI International, Inc., Cable & Wireless PLC, Ameritech Corp., Bell Atlantic Corp., SBC Communications Inc., U S West Inc., BellSouth Corp., Telefonica de Espana S.A., British Telecommunications PLC, DIGEX, Incorporated, Qwest Communications International Inc., Netscape Communications



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Mr. J. Randall MacDonald
June 4, 1998
Page 12

         Corporation, Cisco Systems, Inc., Ascend Communications, Inc., Airtouch Communications, Inc., NEXTEL Communications, Inc., Teleport Communications Group, Inc., PSINet Inc., Earthlink Network Inc., Yahoo Inc., Cylink Corporation, Microsoft Corporation and America Online, Inc.

           (iii) The foregoing provisions of this paragraph (c) will not prohibit you from directly or indirectly owning, as a passive investment, up to 2% of the outstanding shares of any Competing Business (as defined above) that is listed or traded on a national securities exchange or in an over-the-counter securities market, provided that you are not involved, directly or indirectly, in the management of or provide any services or consulting to such Competing Business.

           (iv) You recognize that GTE provides services to customers throughout the United States and North America, as well as Latin America, Europe, and many other parts of the world. GTE's business is international in scope and continues to develop worldwide. You also recognize that, with the passage of the Telecommunications Act of 1996, GTE's business and business strategies are constantly evolving in a fiercely competitive, worldwide market. Further, you acknowledge that your job responsibilities and/or the Information that you will receive extend throughout the entire geographic area in which GTE provides products or services.

           (v) You also acknowledge that the inevitable use and disclosure of Information would result if you were to breach the covenant in this paragraph (c).

           (vi) You acknowledge that the limitations and restrictions imposed by this Agreement are reasonable in scope, duration, and geographic territory, and are designed to provide GTE with limited, legitimate, and reasonable protection against subsequent diminution of the value of its business attributable to any disclosure or use of Information by you for the benefit of any Competing Business (as defined above).

           (vii) You further acknowledge that this paragraph (c) is supported by sufficient consideration, particularly in light of the Information to which you have been and will be given access, as well as the professional and economic benefits, including stock options, RSUs, pension benefits, and the security of a fixed-term agreement, provided to you



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Mr. J. Randall MacDonald
June 4, 1998
Page 13

         as a direct result of your entering into this Agreement with Service Corp.

           (viii) You also acknowledge that you have broad-based skills that will serve as the basis for opportunities of employment with other businesses that are not Competing Businesses (as defined above). You acknowledge that when your employment with Service Corp. terminates, you will be able to earn a livelihood without violating any of the terms of this Agreement.

           (ix) If you breach any provision of this paragraph (c), any payments, benefits, and grants that otherwise might be owed to you under this Agreement will automatically be canceled.

This Section ("Covenants") will continue to apply after any expiration, termination, or cancellation of this Agreement. Your breach of any provision of this Section will result in your immediate forfeiture of all rights under this Agreement.

You agree that your breach of any of the covenants in this Section ("Covenants") will result in irreparable harm and injury to GTE, that money damages alone will be insufficient or undeterminable, and that such breach will entitle GTE, as a matter of right and without limitation of any other remedy available to it, including the recovery of damages, to immediate injunctive relief in any court of competent jurisdiction, it being intended that all rights and remedies of GTE under this Agreement are cumulative and nonexclusive of such other rights or remedies. You further agree that you will pay for any applicable attorneys' fees and court costs incurred by GTE if GTE is required to seek the enforcement of or to defend the terms of this Agreement.

The obligations imposed on you by this Section ("Covenants") are in addition to, and not in lieu of, any and all other policies and agreements of GTE regarding the foregoing covenants.

MISCELLANEOUS -

GTE - For purposes of this Agreement, "GTE" refers not only to Service Corp., but also to GTE Corporation and all of its affiliates, subsidiaries, related entities, lines of business and corporate successors and all business enterprises, including joint ventures, in which it is a partner or has an ownership interest.

NONDUPLICATION OF BENEFITS/NO SEVERANCE - The payment of any benefits hereunder will be in lieu of any other ISEP or separation or severance benefits and

Mr. J. Randall MacDonald
June 4, 1998
Page 14

will fulfill all GTE obligations under associated plans and programs, except to the extent that you become entitled to such benefits after a Qualifying Termination following a Change in Control (as those terms are defined in your ESA). No provision of this Agreement will require GTE to provide you with any payment, benefit, or grant that duplicates any payment, benefit, or grant that you are entitled to receive under your ESA or under any GTE compensation or benefit plan, award agreement, or other arrangement.

OTHER GTE PLANS - Except to the extent otherwise explicitly provided by this Agreement, any awards made to you under any GTE compensation or benefit plan or program will be governed by the terms of that plan or program and any applicable award agreement thereunder. Notwithstanding the foregoing, you will not be entitled to participate in any GTE compensation or benefit plan that is established after your employment with Service Corp. terminates, and, except as specifically provided in this Agreement, you will not be entitled to any additional grants or awards under any GTE compensation or benefit plan after your employment with Service Corp. terminates.

TAXES - GTE may withhold from any benefits payable under this Agreement all taxes that GTE reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

CONFIDENTIALITY - Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement. This Section ("Confidentiality") does not prevent you from disclosing the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.

GOVERNING LAW - To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

ASSIGNMENT - Service Corp. may, without your consent, assign its rights and obligations under this Agreement to any other entity that is a part of GTE, and if Service Corp. makes such an assignment, all references in this Agreement to "Service Corp." shall be deemed to refer to the assignee. However, you may not assign your rights and obligations under this Agreement.

Mr. J. Randall MacDonald
June 4, 1998
Page 15

SEVERABILITY - Should any part of this Agreement be held to be enforceable only if modified, a court of competent jurisdiction is empowered to reform this Agreement accordingly. In addition, any such modification or reformation of a clause contained in this Agreement will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though contained in this Agreement.

Randy, I believe this generous offer provides you and your family with financial security as our industry and GTE evolve. We recognize the requirements that have been and will be placed on you are significant. It is my hope that this compensation arrangement provides you with a level of comfort to allow you to continue to perform your responsibilities in an exemplary manner. Please indicate your acceptance by signing below.

Sincerely yours,


/s/ CHARLES R. LEE
------------------------------------
Charles R. Lee

cc: M.T. Masin
    K.B. Foster
    J.R. MacDonald



I agree to the terms described above.



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     Signature Line

IN ADDITION TO SIGNING ABOVE, SIGN BELOW IF YOU WISH TO MAKE THE FOLLOWING IRREVOCABLE ELECTION. IF YOU DO NOT WISH TO MAKE THE FOLLOWING ELECTION, DO NOT SIGN BELOW.

In accordance with the election offered to me above under "Additional Pension and Benefit Credit," I irrevocably decline eligibility for the additional pension and benefit

Mr. J. Randall MacDonald
June 4, 1998
Page 16

credit described under "Additional Pension and Benefit Credit," and I irrevocably elect to accept, in lieu thereof, the stock option grant described under "Additional Pension and Benefit Credit."



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     Signature Line